Consent of Independent Registered Public Accounting Firm
The Board of Directors
Boston Private Financial Holdings, Inc.:
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-168460, 333-167691, 333-167007, 333-116511, 333-128764, 333-134685, 333-134686, 333-159245, 333-113327, 333-91486, 333-74420, and 333-74106 ); and Forms S-3 (No. 333-158675, 333-171599 and 333-171600) of Boston Private Financial Holdings, Inc. (the “Company”) of our reports dated March 11, 2011, with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc., as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of the Company.
Our report dated March 11, 2011 on the consolidated financial statements, contains an explanatory paragraph that states the Company has changed its method of accounting for noncontrolling interests in 2009 to comply with new accounting requirements issued by the Financial Accounting Standards Board.
/s/    KPMG LLP
Boston, Massachusetts
March 29, 2011